Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter Results

HAMILTON, Bermuda, May 1, 2018 /PRNewswire/ — Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported first quarter 2018 operating revenue of $734 million, compared to operating revenue of $708 million in the prior quarter.  Net income from continuing operations attributable to Nabors for the quarter was a loss of $144 million, or $0.46 per share, compared to a loss of $116 million, or $0.40 per share, in the fourth quarter of 2017.  Results for the first quarter included transaction charges of $7.4 million, or $0.02 per share and a sequential increase in non-cash tax expense of $46 million, or $0.15 per share.

Anthony Petrello, Nabors Chairman and CEO, commented, “Our first quarter results showed continued improvement, primarily attributable to the outstanding performance of our US Drilling segment.  Canada Drilling also contributed meaningfully with the higher activity of the winter drilling season.  Our Drilling Solutions segment continued to achieve solid growth and remains on track to meet its annualized fourth quarter 2018 adjusted EBITDA objective of $100 million.  Internationally, our results declined slightly with lower average margins partially offset by four additional rigs working.  Rig Technologies came in well short of our expectations, principally due to delayed completion and shipment into April of numerous third-party legacy Tesco capital equipment orders.  The related logistics and manufacturing issues are resolved at our Tesco Calgary facility and we do not expect them to recur in the second quarter. We anticipate further improvements in all of our non-seasonal segments in the coming quarters.”

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $45 million during the quarter, as compared to a loss of $52 million in the fourth quarter of 2017.  Quarterly consolidated adjusted EBITDA represented an increase at $168 million, compared to $163 million in the fourth quarter.  During the first quarter, the Company averaged 228 rigs operating at an average gross margin of $11,470 per rig day.  This compares to 211 rigs at $10,963 per rig day in the fourth quarter of 2017.

The U.S. Drilling segment posted a 36% sequential increase in adjusted EBITDA, which equaled $73.1 million for the quarter.  This was driven by an increase of 6 rigs working and a 27% increase in average gross margin per rig day.  Virtually all of this increase in gross margin was attributable to the performance of the US lower 48 operation, which achieved an increase of approximately $2,000 per rig day.  The majority of this increase in lower 48 margins was attributable to reduced costs.  An increase in average dayrates also contributed meaningfully to the margin improvement.    In addition, on April 1, our MODS-400 deepwater platform rig commenced full operating rate on the Bigfoot deepwater offshore in the U.S. Gulf of Mexico.  This together with a recent contract award for an existing offshore platform rig and prospects for more should significantly boost near-term results.

International Drilling adjusted EBITDA decreased sequentially by $4.9 million to $124 million.  This decrease arose from the net effects of a quarterly increase in rig activity that was more than offset by lower average margins.  Average rig margins per day decreased by $594 largely attributable to a significant amount of previously announced long-term contract renewals at rates closer to market.  The quarterly average rig count increased by four to 94.6, representing the first significant increase in five quarters.   This appears to mark the beginning of a significant ramp up in activity over the course of the year.  Rig activity has been expanding with eight additional rigs scheduled to start before year-end and a number of proposals submitted or in process.  The market for higher spec international rigs is tightening and we expect rates for these rigs to increase as the year progresses.

Canada Drilling operations posted a seasonal high in adjusted EBITDA of $9.3 million amounting to a 120% sequential increase.  The quarter’s results also represented an increase of nearly 50% over the seasonally high first quarter of the prior year. The sequential improvement was attributable to higher rig activity, while the year-over-year growth arose from an increase in average per rig day margins on a flat rig count.  The Company expects a similar degree of improvement in adjusted EBITDA for the full year 2018.

In Drilling Solutions, adjusted EBITDA of $14.7 million represented a 17% quarterly increase. The results reflected higher activity across nearly all of the segment’s product lines during the quarter, as well as increased contribution from Tesco’s casing running services.  The segment again increased its penetration on both Nabors and third party rigs.  During the quarter, it also achieved two significant milestones that bolster the Company’s expectations for the future.  Specifically, it conducted the first commercial operations for two key customers with its Navigator™ and Rockit® Pilot software, which facilitates directional drilling automation.  Additionally, Drilling Solutions worked with Canrig on the first successful field test of the rotary steerable system on a customer well.  This segment remains on track to achieve its annualized fourth-quarter 2018 goal of $100 million in adjusted EBITDA.

In the Rig Technologies segment, first quarter adjusted EBITDA was a loss of $8.7 million, down by $4.4 million compared to the fourth quarter. This shortfall was principally attributable to manufacturing issues, which induced delays in completing and shipping several capital equipment items - primarily six top drives - from the Calgary facility.  Most of these delayed units were completed and shipped in the first month of the second quarter.  The company expects the traditional capital equipment portion of the segment to return to positive adjusted EBITDA in the second quarter.  Meanwhile, both the robotics and rotary steerable developmental product lines achieved significant milestones during the quarter.  The robotics group received a contract for engineering work in advance of what it expects will be its first commercial order for a complete offshore rig floor automation system.  The award is from a large North Sea operator and encompasses the planning required to retrofit an offshore platform in mid-2019.  The rotary steerable group successfully conducted its first field test on a customer’s well in South Texas for a large US E&P operator.  We believe commercialization of both product lines remains on track for late 2018.

William Restrepo, Nabors Chief Financial Officer, stated, “In general, our results continued the trends of the fourth quarter with strong overall drilling results, particularly in North America, and continued growth in NDS. Our International rig count is picking up fast, although pricing still lags. Finally, sluggish shipments of drilling equipment provided a temporary headwind.

“Net debt increased by $200 million in the first quarter, which was $100 million more than anticipated due to cash outlays that should not recur in the second quarter. Among these were an increase of working capital associated with the initiation of SANAD operations, transaction costs and slower collections related to the Tesco acquisition, the customary first quarter spike in payroll expense, and fees associated with our bond issuance.  The timing of our semiannual major interest payments also weighed on the first quarter’s cash flow.  We expect to generate positive cash flow in the second quarter exclusive of any proceeds from the potential sale of the first tranche of our Middle East jackups.  Further, we expect the increasing growth in consolidated adjusted EBITDA, along with other positive developments will lead to positive cash flow for the full year 2018.”

Mr. Petrello concluded, “This quarter represents the first full quarter of operations by SANAD, our land drilling joint venture in Saudi Arabia.  I would like to express how pleased our entire organization is with the efficiency of the integration and most importantly, the level of cooperation from our partner, Saudi Aramco.

“Regarding the other facets of our operations, I am particularly pleased with the substantial progress achieved in improving the profitability of our US lower 48 operations.  Our expectation of continued progress, in combination with the increasingly favorable outlook for all of our other segments, reinforces our confidence in achieving our vision 2020 goals of reducing our leverage and restoring returns on capital.  The near-term presents some challenges.  But absent a sharp contraction in oil prices, I believe as the year progresses we could experience each of our operations growing concurrently, a rather rare occurrence during my time at Nabors.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result, of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues.  Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt.  Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make.  However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2018	2017	2017

Revenues and other income:
Operating revenues	$734,194	$562,550	$708,277
Earnings (losses) from unconsolidated affiliates	2	2	1
Investment income (loss)	465	721	986
Total revenues and other income	734,661	563,273	709,264

Costs and other deductions:
Direct costs	475,403	387,644	471,641
General and administrative expenses	74,571	63,409	59,070
Research and engineering	15,806	11,757	15,009
Depreciation and amortization	213,448	203,672	214,106
Interest expense	61,386	56,518	57,076
Other, net	14,089	13,510	30,243
Total costs and other deductions	854,703	736,510	847,145

Income (loss) from continuing operations before income taxes	(120,042)	(173,237)	(137,881)
Income tax expense (benefit)	23,545	(25,609)	(23,156)

Income (loss) from continuing operations, net of tax	(143,587)	(147,628)	(114,725)
Income (loss) from discontinued operations, net of tax	(75)	(439)	(442)

Net income (loss)	(143,662)	(148,067)	(115,167)
Less: Net (income) loss attributable to noncontrolling interest	(539)	(917)	(1,177)
Net income (loss) attributable to Nabors	$(144,201)	$(148,984)	$(116,344)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(144,126)	$(148,545)	$(115,902)
Net income (loss) from discontinued operations	(75)	(439)	(442)
Net income (loss) attributable to Nabors	$(144,201)	$(148,984)	$(116,344)

Earnings (losses) per share:
Basic from continuing operations	$(0.46)	$(0.52)	$(0.40)
Basic from discontinued operations	—	—	—
Total Basic	$(0.46)	$(0.52)	$(0.40)

Diluted from continuing operations	$(0.46)	$(0.52)	$(0.40)
Diluted from discontinued operations	—	—	—
Total Diluted	$(0.46)	$(0.52)	$(0.40)

Weighted-average number of common shares outstanding:
Basic	308,788	277,781	286,603
Diluted	308,788	277,781	286,603

Adjusted EBITDA	$168,414	$99,740	$162,557

Adjusted operating income (loss)	$(45,034)	$(103,932)	$(51,549)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$393,587	$365,366
Accounts receivable, net	733,541	698,477
Assets held for sale	36,404	37,052
Other current assets	330,841	346,441
Total current assets	1,494,373	1,447,336
Property, plant and equipment, net	5,969,063	6,109,565
Goodwill	172,982	173,226
Other long-term assets	663,412	671,857
Total assets	$8,299,830	$8,401,984

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$375	$181
Other current liabilities	766,453	919,295
Total current liabilities	766,828	919,476
Long-term debt	4,256,160	4,027,766
Other long-term liabilities	333,438	311,971
Total liabilities	5,356,426	5,259,213

Redeemable noncontrolling interest in subsidiary	206,396	203,998

Equity:
Shareholders’ equity	2,709,608	2,911,816
Noncontrolling interest	27,400	26,957
Total equity	2,737,008	2,938,773
Total liabilities and equity	$8,299,830	$8,401,984

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2018	2017	2017

Operating revenues:
U.S. Drilling	$241,002	$161,934	$233,198
Canada Drilling	31,887	27,808	19,927
International Drilling	368,845	338,223	381,393
Drilling Solutions	62,648	27,365	44,001
Rig Technologies (1)	64,669	44,076	79,249
Other reconciling items (2)	(34,857)	(36,856)	(49,491)
Total operating revenues	$734,194	$562,550	$708,277

Adjusted EBITDA: (3)
U.S. Drilling	$73,067	$26,629	$53,618
Canada Drilling	9,299	6,335	4,253
International Drilling	123,990	108,656	128,902
Drilling Solutions	14,728	2,946	12,596
Rig Technologies (1)	(8,684)	(5,053)	(4,292)
Other reconciling items (4)	(43,986)	(39,773)	(32,520)
Total adjusted EBITDA	$168,414	$99,740	$162,557

Adjusted operating income (loss): (5)
U.S. Drilling	$(19,746)	$(63,182)	$(41,080)
Canada Drilling	(592)	(4,011)	(5,743)
International Drilling	24,536	11,974	27,964
Drilling Solutions	8,721	(978)	8,080
Rig Technologies (1)	(12,976)	(8,131)	(7,258)
Other reconciling items (4)	(44,977)	(39,604)	(33,512)
Total adjusted operating income (loss)	$(45,034)	$(103,932)	$(51,549)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	111.8	88.8	106.3
Canada Drilling	21.1	22.0	13.8
International Drilling	94.6	89.8	90.7
Total average rigs working	227.5	200.6	210.8

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(1)                     Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the average number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2018	2017	2017

Adjusted EBITDA	$168,414	$99,740	$162,557
Depreciation and amortization	(213,448)	(203,672)	(214,106)
Adjusted operating income (loss)	(45,034)	(103,932)	(51,549)

Earnings (losses) from unconsolidated affiliates	2	2	1
Investment income (loss)	465	721	986
Interest expense	(61,386)	(56,518)	(57,076)
Other, net	(14,089)	(13,510)	(30,243)
Income (loss) from continuing operations before income taxes	$(120,042)	$(173,237)	$(137,881)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	March 31,	December 31,
(In thousands)	2018	2017
	(Unaudited)
Current portion of debt	$375	$181
Long-term debt	4,256,160	4,027,766
Total Debt	4,256,535	4,027,947
Less: Cash and short-term investments	393,587	365,366
Net Debt	$3,862,948	$3,662,581

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